Exhibit 2.5

EXECUTION COPY

FOURTH SUPPLEMENTAL INDENTURE

between

PDVSA FINANCE LTD.

and

JPMORGAN CHASE BANK, as Trustee

Supplement to
Senior Indenture, dated as of May 14, 1998
First Supplemental Indenture, dated as of May 14, 1998
Second Supplemental Indenture, dated as of April 8, 1999
Third Supplemental Indenture, dated as of November 16, 2001

Dated as of July 12, 2004

i

FOURTH SUPPLEMENTAL INDENTURE

FOURTH SUPPLEMENTAL INDENTURE dated as of July 12, 2004 between PDVSA FINANCE LTD., a company incorporated under the laws of the Cayman Islands (together with its successors and assigns, the “Issuer”), and JPMORGAN CHASE BANK (formerly known as “The Chase Manhattan Bank”), as trustee (together with its successors and assigns as trustee under the Indenture referred to below, the “Trustee”) under the Senior Indenture dated as of May 14, 1998, between the Issuer and the Trustee (the “Senior Indenture”), for the benefit and security of the holders of the Notes (defined below).

Each party hereto agrees as follows for the benefit of the other party and for the equal and ratable benefit of the holders of the Issuer’s Notes (defined below):

W I T N E S S E T H:

WHEREAS, the Issuer entered into the Senior Indenture with the Trustee for the purpose of providing for the issuance of its Securities (as defined in the Senior Indenture);

WHEREAS, in connection with issuances of its Securities in various series, the Issuer and the Trustee entered into the First Supplemental Indenture, dated as of May 14, 1998 (the “First Supplemental Indenture”), the Second Supplemental Indenture, dated as of April 8, 1999 (the “Second Supplemental Indenture”), and the Third Supplemental Indenture, dated as of November 16, 2001 (the “Third Supplemental Indenture” and, together with the Senior Indenture, the First Supplemental Indenture and the Second Supplemental Indenture, the “Indentures”);

WHEREAS, the Issuer has issued and outstanding under the Indentures, the following series of Securities: 6.250% Euro Notes Due 2006, 6.650% Notes Due 2006, 9.375% Notes Due 2007, 6.800% Notes Due 2008, 9.750% Notes Due 2010, 8.500% Notes Due 2012, 7.400% Notes Due 2016, 9.950% Notes Due 2020 and 7.500% Notes Due 2028 (collectively, the “Notes”);

WHEREAS, the Issuer desires to amend certain covenants and agreements and waive certain provisions in each of the Indentures;

WHEREAS, Section 8.02 of the Senior Indenture provides that, with the consent of Holders of not less than a majority in aggregate principal amount of the Securities at the time Outstanding of all series affected by such supplemental indenture, voting as one class (the “Requisite Consents”), the Issuer, when authorized by a resolution of its Board of Directors, and the Trustee may, from time to time and at any time, enter into indentures to supplement the Senior Indenture for the purposes of adding any provisions to or changing in any manner or eliminating any of the provisions of the Senior Indenture or of any supplemental indenture or of modifying in any manner the rights of the Holders of the Securities of each such series, subject to certain exceptions;

WHEREAS, the Issuer commenced an offer to purchase any and all of the outstanding Notes and a solicitation of consents from holders of the Notes to proposed amendments to and waivers of certain provisions of the Indentures, upon the terms and subject to the conditions set forth in an Offer to Purchase and Consent Solicitation and a related Letter of Transmittal, each dated as of June 28, 2004 (the “Offer to Purchase and Consent Solicitation”);

WHEREAS, as of the date hereof, such Requisite Consents have been obtained pursuant to the Offer to Purchase and Consent Solicitation;

WHEREAS, all things necessary for the execution of this Fourth Supplemental Indenture and to make this Fourth Supplemental Indenture a valid supplement to the Indentures according to its terms and a valid and binding agreement of the Issuer have been done; and

WHEREAS, the parties hereto intend that this Fourth Supplemental Indenture shall be effective as of the expiration date of the Offer to Purchase and Consent Solicitation; provided that if the Offer to Purchase and Consent Solicitation is terminated or withdrawn or if the Notes are not purchased pursuant to the terms of the Offer to Purchase and Consent Solicitation, this Fourth Supplemental Indenture shall not become operative and the terms hereof shall not constitute a valid and binding agreement of the Issuer.

NOW, THEREFORE, for and in consideration of the premises and the mutual covenants and agreements hereinafter set forth, the parties hereto agree, for the benefit of the other party and for the equal and ratable benefit of the respective holders from time to time of the Notes as follows:

ARTICLE 1
RATIFICATION; DEFINITIONS

Section 1.01.                             Ratification.  This Fourth Supplemental Indenture is supplemental to, and is entered into in accordance with Section 8.02 of the Senior Indenture and, except as modified, amended and supplemented by this Fourth Supplemental Indenture, the provisions of the Senior Indenture, the First Supplemental Indenture, the Second Supplemental Indenture and the Third Supplemental Indenture are ratified and confirmed in all respects and shall remain in full force and effect.

Section 1.02.                             Definitions.  For all purposes of this Fourth Supplemental Indenture, capitalized terms used but not defined herein shall have the meanings assigned to them in the Senior Indenture or the Fiscal Agency Agreement, as applicable.

Section 1.03.                             Construction of References.  All references in this Fourth Supplemental Indenture to designated Sections and other subdivisions are to such designated Sections and subdivisions of this Fourth Supplemental Indenture.  Except as otherwise indicated, all the agreements or instruments herein defined or referred to shall mean such agreements or instruments as the same may be supplemented or amended from time to time or the terms thereof waived or modified to the extent permitted by, and in accordance with, the terms thereof.  In the computation of interest and fees payable from a specified date to a later specified date, unless otherwise indicated, the word “from” means “from and including” and the words “to” and “until” both mean “to but excluding”.  For all purposes of this Fourth Supplemental Indenture, except as otherwise expressly provided or unless the context otherwise requires, terms defined herein include the plural as well as the singular.

ARTICLE 2
AMENDMENTS TO THE SENIOR INDENTURE

Section 2.01.                             Amendments to Section 4.03 of the Senior Indenture.  Section 4.03 of the Senior Indenture is hereby amended by replacing it in its entirety with the following:

“Section 4.03.                       Reports by the Issuer.  The Issuer covenants to provide to the Trustee for the benefit of the Holders:

(a)                                  the annual audited consolidated financial statements of Petróleos de Venezuela, S.A. and the annual audited financial statements of the Issuer (including a balance sheet and statements of income, changes in stockholders’ equity and cash flows) for each fiscal year (commencing with the fiscal year ended December 31, 2004), with an opinion thereon by an internationally recognized independent public accountant with respect to such fiscal year, within six months after the last day of such fiscal year; and

(b)                                 the unaudited financial statements of the Issuer (including a balance sheet and statements of income, changes in stockholders’ equity and cash flows) for and as of each of the first three quarters of each fiscal year (with comparable financial statements of such six-month period for the immediately preceding year), commencing with the quarter ended June 30, 2004, within 90 days after the end of the relevant quarter.”

ARTICLE 3
AMENDMENTS TO THE FIRST SUPPLEMENTAL INDENTURE, THE SECOND SUPPLEMENTAL
INDENTURE AND THE THIRD SUPPLEMENTAL INDENTURE

Section 3.01.                             Amendments to Section 4.02 of the First Supplemental Indenture, the Second Supplemental Indenture and the Third Supplemental Indenture.  Sections 4.02 of the First Supplemental Indenture, the Second Supplemental Indenture and the Third Supplemental Indenture are each amended as follows:

(a)                                  by replacing sub-section (iii) of each such Sections 4.02 in their entirety with the following:

“(iii) unaudited quarterly financial statements within 90 days after the last day of the first three fiscal quarters of each fiscal year, commencing with the quarter ended June 30, 2004;”

(b)                                 by replacing sub-section (v) of each such Sections 4.02 in their entirety with the following:

“(v) commencing with the fiscal year ended December 31, 2004, annual audited financial statements within six months after the last day of each fiscal year, together with a certificate of an Authorized Officer of the Issuer stating that, to the best of his knowledge, no Event of Default has occurred and is then continuing or, if an Event of Default has occurred and is continuing, stating such fact and including a description of the nature of such Event of Default and the actions that the Issuer or any other Person proposes to take with respect thereto.”

ARTICLE 4
MISCELLANEOUS

Section 4.01.                             Incorporation into Indenture.  This Fourth Supplemental Indenture and all its provisions shall be deemed a part of the Senior Indenture and the First Supplemental Indenture, the Second Supplemental Indenture and the Third Supplemental Indenture, as applicable, in the manner and to the extent herein and therein provided.

Section 4.02.                             Waiver of Immunity; Submission to Jurisdiction and Appointment of Agent for Service of Process.  The Issuer represents and warrants to the Trustee and the Holders that the execution by it of this Fourth Supplemental Indenture and the performance by it of its obligations hereunder, constitute commercial activities of the Issuer within the meaning of the Foreign Sovereign Immunities Act of 1976, as amended, 28 U.S.C. §§ 1602-1611 (the “FSIA”).

To the extent that the Issuer (including any of its revenues, assets or properties) has or hereafter may acquire any immunity from jurisdiction of any court, from service or notice, attachment prior to judgment, attachment in aid of execution of judgment, or any other legal process for enforcement of judgment in any action or proceeding in any manner arising out of this Fourth Supplemental Indenture or the transactions contemplated hereby, the Issuer hereby irrevocably agrees not to plead or claim, and irrevocably waives any such immunity, and any defense based on such immunity, in respect of its obligations arising out of this Fourth Supplemental Indenture and the transactions contemplated hereby.  Without limiting the foregoing, the Issuer hereby expressly and irrevocably waives (and agrees not to plead or claim or raise as a defense) any sovereign immunity under the FSIA from (i) any action or proceeding in any Federal or state court in the United States arising out of this Fourth Supplemental Indenture and the transactions contemplated hereby and (ii) attachment prior to judgment, attachment in aid of execution, or execution of a judgment arising out of this Fourth Supplemental Indenture and the transactions contemplated hereby against the revenues, assets or properties of the Issuer located in the United States.

The Issuer agrees that any legal suit, action or proceeding brought by the Trustee or any Note arising out of or based upon this Fourth Supplemental Indenture may be brought in the federal courts of the United States for the Southern District of New York (and the courts of appeal thereto), and if they cannot or will not hear such an action, then in the state courts of the County and State of New York (and courts of appeal thereto), waives any claim that such proceeding has been brought in an inconvenient forum, irrevocably submits to and accepts the nonexclusive jurisdiction of such courts in any such proceeding and hereby appoints CT Corporation System, with offices on the date hereof at 111 Eighth Avenue, New York, New York 10011, and its successors, as its registered agent (the “Registered Agent”) upon which process may be served in any such action which may be instituted in any such court.  The Issuer agrees to take any and all action, including the filing of any and all documents and instruments that may be necessary to continue such appointment in full force and effect as aforesaid.  Service of process upon the Registered Agent and written notice of such service to the Issuer (mailed or delivered to the Issuer at its address set forth above) shall be deemed effective service of process upon the Issuer, as the case may be.  Notwithstanding the foregoing, any action based on this Fourth Supplemental Indenture or the transactions contemplated hereby may be instituted by the Trustee or any Holder in any competent court, including courts in the Cayman Islands and the Republic of Venezuela.

Section 4.03.                             Successors and Assigns.  All covenants and agreements of the Issuer and the Trustee in this Fourth Supplemental Indenture shall bind their respective successors.

Section 4.04.                             Governing Law.  This Fourth Supplemental Indenture shall be deemed to be a contract under the laws of the State of New York, and for all purposes shall be construed in accordance with the laws of such State, except as may otherwise be required by mandatory provisions of law.

Section 4.05.                             Counterparts.  This Fourth Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original; but such counterparts shall together constitute but one and the same instrument.

Section 4.06.                             Separability Clause.  In case any provision in this Fourth Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 4.07.                             Effect of Headings.  The Article and Section headings herein and the Table of Contents are for convenience only and shall not affect the construction hereof.

Section 4.08.                             The Trustee.  The recitals herein contained are made by the Issuer and not by the Trustee, and the Trustee assumes no responsibility for the correctness thereof.

Section 4.09.                             Effectiveness.  This Amendment No. 1 shall be effective as of August 2, 2004, being the Settlement Date referred to in the Dealer Manager Agreement, dated June 28, 2004, by and among the Issuer, Petróleos de Venezuela, S.A., a corporation organized under the laws of the Bolivarian Republic of Venezuela, and Deutsche Bank Securities Inc. and J.P. Morgan Securities Inc., as dealer managers and consent solicitation agents; provided that if the Offer to Purchase and Consent Solicitation is terminated or withdrawn or if the Notes are not purchased pursuant to the terms of the Offer to Purchase and Consent Solicitation, this Fourth Supplemental Indenture shall not become operative and the terms hereof shall not constitute a valid and binding agreement of the Issuer.

IN WITNESS WHEREOF, the Issuer and the Trustee have each caused this Fourth Supplemental Indenture to be executed by its duly authorized officer as of the date first set forth above.

PDVSA FINANCE LTD.

By:	/s/ José A. Rojas
Name: José A. Rojas
Title: President

By:	/s/ José Gregório Morales
Name: José Gregório Morales
Title: Principal Director

JPMORGAN CHASE BANK, as Trustee

By:	/s/ Lucia Jaklitsch
Name: Lucia Jaklitsch
Title: Vice President